Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2006, relating to the consolidated financial statements and financial statement schedule of Cox Radio, Inc., and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Cox Radio, Inc. for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

May 26, 2006